Exhibit 99.A.5.C
For immediate release
MedQuist Holdings Inc.

Announces Closing of its Initial U.S. Public Offering and Acquisition of
Additional Shares of MedQuist Inc.
FRANKLIN, TN — February 11, 2011 — MedQuist Holdings Inc. (NASDAQ: MEDH), formerly CBaySystems Holdings Limited, a leading provider of integrated clinical documentation solutions for the U.S. healthcare system, today announced the closing of the initial U.S. public offering of shares of its common stock. The shares began trading on February 4, 2011 on The NASDAQ Global Market under the ticker symbol MEDH.
In the offering, MedQuist Holdings Inc. sold 3,000,000 shares, and selling stockholders sold 2,175,000 shares, including 675,000 shares sold pursuant to the overallotment option, which was exercised in full by the underwriters. Lazard Capital Markets LLC, Macquarie Capital (USA) Inc. and RBC Capital Markets, LLC acted as book running managers for the offering, and Loop Capital Markets LLC acted as co-manager.
MedQuist Holdings Inc. also announced the closing of its acquisition of 4.8 million shares of common stock of MedQuist Inc. pursuant to an exchange agreement, dated as of September 30, 2010, as amended (the “Private Exchange”), between MedQuist Holdings Inc. and certain shareholders of MedQuist Inc. MedQuist Holdings Inc. now owns 82.2% of the outstanding shares of common stock of MedQuist Inc.
Exchange Offer
MedQuist Holdings Inc. previously commenced an exchange offer (the “Exchange Offer”) for all of the issued and outstanding shares of MedQuist Inc. common stock that it does not currently own. A full exchange in the Exchange Offer would increase MedQuist Holdings Inc.’s ownership in MedQuist Inc. to 100%. The closing of MedQuist Holdings Inc.’s U.S. initial public offering, the listing of its common stock on NASDAQ and the closing of the Private Exchange were conditions to the closing of the Exchange Offer, all of which have now been satisfied. The Exchange Offer will expire at 5:00 P.M., New York City time, on March 4, 2011, unless extended or earlier terminated.
Macquarie Capital (USA) Inc. is acting as dealer manager, American Stock Transfer & Trust Company is acting as exchange agent and MacKenzie Partners is acting as information agent for the Exchange Offer. For further information regarding the Exchange Offer, please contact Macquarie Capital at (212) 231-2620, AST at (877) 248-6417 or MacKenzie Partners at (800) 322-2885 (toll-free), (212) 929-5500 (collect) or email at tenderoffer@mackenziepartners.com.
Important Additional Information
This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The Exchange Offer is only being made pursuant to the

Registration Statement on Form S-4, as amended (including the prospectus, the letter of transmittal and related offer documents) and tender offer statement on Schedule TO filed by MedQuist Holdings Inc. with the Securities and Exchange Commission (the “SEC”). The Registration Statement became effective on February 2, 2010. Holders of MedQuist Inc. shares are strongly advised to read the Registration Statement on Form S-4 and the tender offer statement on Schedule TO because they contain important information about the Exchange Offer. Free copies of such documents can be obtained at the web site maintained by the SEC at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to MedQuist Holdings Inc.’s information agent, MacKenzie Partners, Inc., at (800) 322-2885.
FORWARD-LOOKING STATEMENTS
Information provided and statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this press release and MedQuist Holding Inc. assumes no obligation to update the information included in this press release. Statements made in this press release that are forward-looking in nature may involve risks and uncertainties. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, specific factors discussed herein and in other releases and public filings made by MedQuist Holdings Inc. (including filings by MedQuist Holdings Inc. with the SEC). Although MedQuist Holdings believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, MedQuist Holdings also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.
Contact:
Anthony James
MedQuist
ir@medquistholdings.com
tel. (615) 261-1740

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